Exhibit 99.1

VBL Therapeutics Reports Second Quarter 2023 Financial Results and Provides Business Update

Merger with Notable expected to close in late September or October, subject to VBL’s S-4 registration statement being declared effective and shareholder approval

$24.3 million in cash and cash equivalents as of June 30, 2023

MODI’IN, Israel and NEW YORK, August 14, 2023 (GLOBE NEWSWIRE) – VBL Therapeutics (Nasdaq: VBLT) (“VBL”), today announced financial results for the second quarter ended June 30, 2023, and provided a corporate update.

“We continue to make good progress towards the closing of our previously announced merger with Notable,” said Prof. Dror Harats, M.D., Chief Executive Officer of VBL. “We believe the proposed merger represents the best path forward for the shareholders of both companies and for patients. The combined organization is expected to be listed on Nasdaq, and will apply Notable’s Predictive Precision Medicines Platform to develop a pipeline of clinical-stage precision medicines with the goal of transforming the standard of care in oncology. Our S-4 registration statement is currently under review by the SEC, and subject to it being declared effective and shareholder approvals, we expect to close the merger in late September or October 2023.”

Recent Corporate Highlights

●	VBL continues to make progress towards the closing of the proposed merger with Notable Labs, Inc. (“Notable”) announced on February 23, 2023. The combined company will focus on the advancement of Notable’s proprietary Predictive Precision Medicines Platform and therapeutic pipeline focused on cancer patients with high unmet medical needs.
●	A Registration Statement on Form S-4 in connection with the proposed merger with Notable was initially filed by VBL with the U.S. Securities and Exchange Commission (“SEC”) on May 11, 2023 but has not yet been declared effective.
●	On June 30, 2023, VBL entered into a non-binding term sheet with Wellbeing Group Ltd. (“Wellbeing”), as amended on July 25, 2023, to monetize VB-601, a targeted antibody for immune-inflammatory applications, for total consideration of up to $5 million plus royalties. The offer consists of a $250,000 upfront cash payment to be paid upon closing, up to $4.75 million in clinical and commercial milestones, and a low to mid single digit percentage tiered royalty on annual net sales above $50 million. Wellbeing intends to form a new company to develop VB-601. Although not required by Israeli law, shareholders will be asked to provide a non-binding advisory vote at the VBL special meeting.

Financial Results for the Second Quarter of 2023

●	On June 30, 2023, VBL had cash and cash equivalents of $24.3 million.
●	For the quarter ended June 30, 2023, VBL reported a net loss of $0.9 million, or ($0.01) per basic share, compared to a net loss of $9.4 million, or ($0.12) per basic share, in the comparable period in 2022.
●	For the quarter ended June 30, 2023, total operating expenses were approximately $0.9 million, consisting of ($1.5) million in research and development expenses, net, (due to the receipt of $1.5 million in funding from the European Innovation Commission grant and reversal of share based compensation from terminated employees), $1.9 million in general and administrative expenses, an impairment loss of $0.3 million from the write down of VBL’s remaining fixed assets in contemplation of the proposed merger with Notable and a $0.2 million capital loss associated with the sale of fixed assets. This compares with total operating expenses of $9.6 million in the quarter ended June 30, 2022, which was comprised of $6.7 million in research and development expenses, net, and $2.9 million in general and administrative expenses.

About VBL Therapeutics

Vascular Biogenics Ltd., operating as VBL Therapeutics (Nasdaq: VBLT), is a biopharmaceutical company that has historically focused on developing targeted therapies for immune-inflammatory diseases and cancer. VBL’s goal has been to provide differentiated targeted therapeutics to address the underlying cause of diseases where treatment options are limited. VBL’s sole product candidate, VB-601, is a targeted antibody for immune-inflammatory applications that has shown disease-modifying activity across multiple preclinical models including multiple sclerosis, rheumatoid arthritis, nonalcoholic steatohepatitis and inflammatory bowel disease. VBL has entered into a definitive merger agreement with Notable Labs, Inc., which is expected to close in late September or October 2023, subject to VBL’s S-4 registration statement being declared effective and shareholder approvals. VBL has also entered into a non-binding term sheet with Wellbeing Group Ltd. to monetize VB-601, which is subject to a non-binding shareholder advisory vote at the VBL special meeting. To learn more about VBL, please visit vblrx.com.

Additional Information about the Proposed Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction between VBL and Notable. In connection with the proposed merger transaction, VBL has filed relevant materials with the Securities and Exchange Commission (“SEC”), including a registration statement on Form S-4 that contains a proxy statement (the “Proxy Statement”) and prospectus. This communication is not a substitute for the Form S-4, the Proxy Statement or for any other document that VBL may file with the SEC and or send to VBL’s shareholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF VBL ARE URGED TO READ THE FORM S-4, THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VBL, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. Investors and security holders can obtain free copies of the Form S-4, the Proxy Statement and other documents filed by VBL with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by VBL with the SEC will also be available free of charge on VBL’s website at www.vblrx.com, or by contacting VBL’s Investor Relations at ir@vblrx.com. VBL, Notable and their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies from VBL’s shareholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of VBL is set forth in its Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 14, 2023, and in subsequent documents filed with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are or will be included in the Form S-4, the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor a solicitation of any vote or approval with respect to the proposed transaction or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, express or implied statements regarding the structure, timing and completion of the proposed merger; the proposed sale of VB-601 to Wellbeing; future operations and goals of the combined company; the potential benefits of any product candidates or platform technologies of the combined company; and other statements that are not historical fact. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond VBL’s control. VBL’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to (i) the risk that the conditions to the closing of the proposed merger are not satisfied, including the failure to timely obtain shareholder approval for the transaction, if at all; (ii) uncertainties as to the timing of the consummation of the proposed merger and the ability of each of VBL and Notable to consummate the proposed merger; (iii) risks related to VBL’s ability to manage its operating expenses and its expenses associated with the proposed merger pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed merger; (v) the risk that as a result of adjustments to the exchange ratio, VBL shareholders and Notable stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of VBL’s ordinary shares relative to the exchange ratio; (vii) unexpected costs, charges or expenses resulting from the transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; (ix) the uncertainties associated with Notable’s platform technologies, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; (x) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (xi) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (xii) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (xiii) risks associated with the possible failure to realize certain anticipated benefits of the proposed merger, including with respect to future financial and operating results; (xiv) risks associated with the possible failure to receive a favorable advisory vote from VBL’s shareholders on the sale of VB-601 to Wellbeing, including closing such sale; and (xv) risks associated with VBL’s loss of “foreign private issuer” status, among others. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in VBL Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 14, 2023, and in other filings that VBL makes and will make with the SEC in connection with the proposed merger, including the Proxy Statement described above under “Additional Information about the Proposed Merger and Where to Find It.” You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. VBL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACT:

Daniel Ferry
LifeSci Advisors
+1 (617) 430-7576
daniel@lifesciadvisors.com